Exhibit 10.13(e)

KRATON POLYMERS, LLC

One Rockefeller Plaza, 32nd Floor

New York, NY 10020

Mr Roger P Morgan

19 Twickenham Road

Teddington

Middlesex TW11 8AQ

United Kingdom

Dear Roger

Redundancy Arrangements

This letter is to confirm the redundancy arrangements between you and Kraton Polymers LLC (the Company).

If, prior to but excluding 1 March 2003, you are dismissed by the Company by reason of redundancy (as defined in section 139(1) of the Employment Rights Act 1996) in circumstances where you are entitled to a statutory redundancy payment under the Employment Rights Act 1996, you will be entitled to receive a redundancy payment (or payments) calculated in accordance with the redundancy policy which was applied by the Royal Dutch / Shell Group of Companies in the UK as at the Closing Date. Payment under this agreement includes (and discharges) any statutory or other redundancy entitlement you may have.

If, from and including 1 March 2003, you are dismissed by the Company by reason of redundancy (as defined in section 139(1) of the Employment Rights Act 1996) in circumstances where you are entitled to a statutory redundancy payment under the Employment Rights Act 1996, you will be paid an amount equivalent to two weeks basic salary per completed year of service (basic salary being the salary which you receive at the date of termination of your employment) subject to a maximum of fifty two weeks. Years of service will, for this purpose only include years of continuous service with the Royal Dutch / Shell Group and the Company. Payment under this agreement includes (and discharges) any statutory or other redundancy entitlement you may have.

English Law

This agreement is governed by English law. The Contract (Rights of Third Parties) Act 1999 shall not apply to this agreement. This agreement may be varied, rescinded or terminated by agreement between the Company and you.

Please acknowledge your agreement to the terms set out in this letter by signing and returning the enclosed copy to me.

Yours sincerely,

/s/ Ian K Snow
Ian K Snow Kraton Polymers LLC

I agree to the terms set out in this letter.

/s/ Roger P Morgan
Roger P Morgan

Date: 21st January 2002